Exhibit 99 (a)

For release: Tuesday, July 11, 2006	Media contact: Claudia Piccinin (248) 813-2942

Investor contact: Joe Vitale (248) 813-2498
DELPHI REPORTS FOURTH QUARTER AND CALENDAR YEAR 2005
FINANCIAL RESULTS
     TROY, Mich. — Delphi Corp. today announced its fourth quarter and calendar year 2005 financial results and filed its 2005 Annual Report on Form 10-K.
Fourth Quarter 2005 Financial Results
•	Revenue of $6.8 billion, down from $7.0 billion in Q4 2004.
•	Non-GM revenue for the quarter was $3.7 billion, up 7 percent from $3.4 billion in Q4 2004 (up 9 percent excluding the effects of foreign exchange rates), representing 54 percent of Q4 revenues. Non-GM growth was again offset by a 14 percent year-over-year decline in GM revenues.
•	GAAP net loss of $828 million, compared to Q4 2004 net loss of $4.9 billion(1). Included in the Q4 2005 net loss was $589 million of non-cash impairment charges related to long-lived assets, goodwill and intangible assets.
•	GAAP cash flow from operations was $763 million, up 9 percent from $698 million in Q4 2004. Cash used in operations was positively impacted by pre-petition supplier payments being stayed.
Calendar Year 2005 Financial Results
•	Revenue of $26.9 billion, down from $28.6 billion in 2004.
•	Non-GM revenue of $14.1 billion, up 7 percent from $13.2 billion in CY 2004 (up 6 percent excluding the effects of foreign exchange rates). For the year, 52 percent of revenues came from customers other than GM. In 2005, GM revenues declined $2.6 billion or 17 percent year-over-year.
•	GAAP net loss for the year of $2.4 billion, compared to 2004 CY net loss of $4.8 billion(1). Included in the CY 2005 net loss was $629 million of non-cash impairment charges related to long-lived assets, goodwill and intangible assets. Delphi’s net loss reflects revenue decreases and related pricing pressures stemming from a substantial reduction in GM’s North American vehicle production, coupled with continued increased commodity costs.

•	GAAP cash flow from operations was $154 million, down from $1.5 billion in CY 2004. The lower cash flow from operations resulted from the significantly increased losses from U.S. operations, excluding non-cash charges.
•	In 2005, Delphi contributed $635 million to its U.S. pension plans. The company’s 2005 return on pension fund investments was 13 percent, or $1.1 billion. Delphi’s U.S. under-funded pension plan status as of Dec. 31, 2005 was $4.1 billion as compared to $4.3 billion at Dec. 31, 2004.
•	Delphi’s year-end 2005 OPEB obligation was $9.6 billion, the same as at Dec. 31, 2004, as increases in the OPEB liability resulting from lower interest rates and health care inflation were offset by reductions resulting from an amendment to the salaried OPEB plan to limit benefits payable to participants eligible for Medicare.
     The above performance information is summary in nature and should be read in conjunction with the complete financial statements and the related notes together with management’s discussion and analysis contained in the company’s Annual Report on Form 10-K as filed today with the U.S. Securities and Exchange Commission. Delphi’s Form 10-K can be found on the company’s website at www.delphi.com under the Investor section.
(1)	Includes the impact of the restatement related to income tax accounting which increased Q4 2004 and CY 2004 net loss by $65 million. See Delphi’s Annual Report on Form 10-K as filed today with the U.S. Securities and Exchange Commission
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